FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity Municipal Trust

Series Number	11
Fund	Fidelity Short-Intermediate Municipal Income Fund
Trade Date	1/14/2010
Settle Date	1/26/2010
Security Name	NYC TFA (PIT) 5% 11/1/15
CUSIP	64971MA36
Price	113.856
Transaction Value	$9,450,048.00
Aggregate Offering Value	$335,135,000
% of Offering	2.48%
Underwriter Purchased From	J.P. Morgan
Underwriting Members: (1)	J.P. Morgan
Underwriting Members: (2)	BofA Merrill Lynch
Underwriting Members: (3)	Barclays Capital
Underwriting Members: (4)	Citigroup, Inc.
Underwriting Members: (5)	Goldman, Sachs & Co.
Underwriting Members: (6)	Morgan Stanley
Underwriting Members: (7)	Cabrera Capital Markets
Underwriting Members: (8)	Fidelity Capital Markets
Underwriting Members: (9)	Jackson Securities
Underwriting Members: (10)	Jeffries & Company
Underwriting Members: (11)	Loop Capital Markets LLC
Underwriting Members: (12)	M.R. Beal & Company
Underwriting Members: (13)	Ramirez & Co., Inc.
Underwriting Members: (14)	Rice Financial Products Company
Underwriting Members: (15)	Roosevelt and Cross Inc.
Underwriting Members: (16)	Siebert, Brandford, Shank & Co. LLC
Underwriting Members: (17)	Wachovia Bank
Underwriting Members: (18)	Morgan Keegan & Company, Inc.
Underwriting Members: (19)	Oppenheimer & Co., Inc.
Underwriting Members: (20)	Raymond James & Associates, Inc.
Underwriting Members: (21)	RBC Capital Markets
Underwriting Members: (22)	Southwest Securities, Inc.
Underwriting Members: (23)	Stifel, Nicolaus, Stone & Youngberg